Exhibit 3(a)(iii)

                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                                AMREP CORPORATION

     We, the undersigned officers of AMREP Corporation, an Oklahoma corporation, do hereby file this Amended Certificate of Incorporation to reflect an amendment to the Certificate of Incorporation as set forth below:

     Paragraph (b) of Article SEVENTH of the Certificate of Incorporation shall be amended in its entirety to read as follows:

               (b) Newly created directorships resulting from any increase in the number of directors and vacancies on the Board of Directors occurring otherwise than by removal may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or by the shareholders. A vacancy caused by removal of a director shall be filled by the shareholders. Any director elected in accordance with the provisions of this Paragraph
          (b) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.


                                             AMREP CORPORATION

                                             By:    /s/  Peter M. Pizza
                                                  ------------------------------
                                                  Peter M. Pizza, Vice President

ATTEST:

   /s/  Joseph S. Moran
--------------------------
Joseph S. Moran, Secretary